Exhibit 10.16

MARCEL VERBAAS
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between CNL HOTELS & RESORTS, INC., a Maryland corporation formerly known as CNL Hospitality Properties, Inc. (hereinafter referred to as the “Company”), and MARCEL VERBAAS (hereinafter referred to as the “Executive”) and is effective as of the Effective Date hereinbelow defined at Section 7.19.

WHEREAS, the Company has entered into an Amended and Restated Agreement and Plan of Merger among the Company, CNL Hotels & Resorts Acquisition, LLC, a Florida limited liability company all of the membership interests of which are owned by the Company (“CHPAC”), CNL Hospitality Properties Acquisition Corp., a Florida corporation and wholly-owned subsidiary of the Company, CNL Hospitality Corp., a Florida corporation (the “Advisor”), the Stockholders identified therein (which includes Executive), and CNL Financial Group, Inc., a Florida corporation (the "Merger Agreement"), pursuant to which the Advisor would be merged with and into CHPAC pursuant to the terms and conditions of the Merger Agreement (the “Merger”);

WHEREAS, the execution and delivery of this Agreement by the Executive was an inducement to the Company and CHPAC to enter into the Merger Agreement and to consummate the Merger;

and

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive and the Executive hereby accepts such employment for an initial term commencing as of the Effective Date and ending on December 31, 2009, unless sooner terminated in accordance with the provisions of Section 4 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic one- (1-) year renewals unless either party hereto notifies the other, in accordance with the notice provisions of Section 7.6, of non-renewal at least ninety (90) days prior to the end of any such Term (a “Non-Renewal”).

2. Duties. The Executive, in his capacity as Chief Investment Officer of the Company, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer and the Board of Directors of the Company (the “Board”). Such duties may include, without limitation, the performance of services for, and serving on the board of directors of, any subsidiary of the Company without any additional compensation. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder. Provided that the following activities do not interfere with the Executive’s duties to the Company and provided that the following activities do not violate the Executive’s covenant against competition as described at Section 6 hereof, during the Term, the Executive may perform personal, charitable and other business activities, including, without limitation, serving as a member of one or more boards of directors of charitable or other professional organizations, and, serve on the boards of directors of other business organizations that are not engaged in any aspect of the lodging industry, provided, however, that service on the boards of directors of other business organizations would require consent of the Board .

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of Two Hundred Eighty-One Thousand and No/00 Dollars ($281,000) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Annual Salary may be increased from time to time, by an amount as may be approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary.

3.2 Bonus. The Executive will be eligible to participate in the Company’s annual bonus program (the “Bonus Plan”), the terms of which will be established by the Compensation Committee; provided, however, at a minimum, Executive shall be eligible for such bonus compensation as is set forth on Attachment “A” attached hereto and made a part hereof by this reference.

3.3 Benefits - In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives (except as otherwise provided in this Section 3), in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4 Paid Time Off. The Executive shall be entitled to no fewer than twenty-five (25) days of paid time off per year.

3.5 Disability Benefits and Life Insurance. To the extent the Company’s group life and disability insurance plans do not provide this level of benefits, the Executive shall be entitled to additional benefits so that his long-term disability coverage provides benefits (to continue for such period as is provided in the applicable disability plan or program, as amended from time to time, and with waiting periods and pre-existing condition exceptions waived to the extent such coverage is available on commercially reasonable terms) equal seventy-five percent (75%) of his Annual Salary in the case of a covered disability and life insurance coverage provides benefits with a face amount equal to one (1) times the Executive’s Annual Salary.

3.7 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred and, in the case of reimbursement, actually paid by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive shall submit such expenses in accordance with the policies applicable to senior executives of the Company generally.

4. Termination of Employment. The Company may terminate the Executive’s employment for any reason or for no reason and with or without Cause (as defined hereinbelow). The Executive may terminate the Executive’s employment with the Company for Good Reason (as defined hereinbelow) or without Good Reason. The Company or the Executive may terminate the Executive’s employment by Non-Renewal. The Executive shall be subject to the provisions of the Covenant Against Competition set forth at Section 6.2. For purposes of this Agreement, with respect to "earned and accrued" Bonus payments to be made to the Executive in connection with the termination of his employment, Bonus payments shall be deemed to be "earned and accrued" (a) if the Executive is employed with the Company as of the date of the last day of the fiscal year for which a Bonus payment shall be made; (b) to the extent that the criteria for determining the amount of such Bonus payment is subject to objective criteria; and (c) regardless of whether the Bonus payment award was actually calculated or declared by the Company as of the date of the Executive's employment.

4.1 Termination upon the Executive’s Death or Disability.

a.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided in this Section 4.1 and except for the surviving provisions of this Agreement as described at Section 7.15.

b.  If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company or the Executive shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon at least ninety (90) days’ prior written notice to the other party, provided that neither party shall have the right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to both parties, it is reasonably certain that the Executive will be able to resume his duties on a regular full-time basis within one hundred eighty (180) days of the date that the notice of such termination is delivered.

c.  Upon the Executive’s death or the termination of the Executive’s employment by virtue of disability, all of the following shall apply:

(i)  the Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive, or the Executive’s estate or beneficiaries the case of the death of the Executive, shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement prior to the date of termination, the Executive’s earned and accrued bonuses as provided in the Bonus Plan, vesting providing in clause (ii) below, and reimbursement under this Agreement for expenses incurred prior to the date of such termination;

(ii)  all of the Executive’s outstanding and unvested Shares (as defined in Attachment “A”) shall immediately be vested, any outstanding options to acquire shares of Company stock shall immediately be vested and shall be exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options); and

(iii)  this Agreement shall otherwise terminate and there shall be no further rights with respect to the Executive hereunder except for the surviving provisions of this Agreement as provided in Section 7.15. The payments to be made in this Section 4.1(c) shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds as a result of his death or disability.

4.2 Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause” if any of the following have occurred:

a. the Executive’s conviction for (or pleading nolo contendere to) any felony, or a misdemeanor involving moral turpitude;

b. the Executive’s indictment for any felony or misdemeanor involving moral turpitude, if such indictment is not discharged or otherwise resolved within eighteen (18) months;

c. the Executive’s commission of an act of fraud, theft or dishonesty related to the performance of the Executive’s duties hereunder;

d. the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder, except that, if such failure or neglect is curable, the Executive shall first have thirty (30) days from his receipt of notice of such failure or neglect to cure such condition and, if the Executive does so, such failure or neglect shall not constitute Cause hereunder;

e. any material violation by the Executive of the covenants contained in Section 6 except that, if such violation is not willful and is curable, the executive shall first have thirty (30) days from his receipt of notice of such violation to cure such condition and, if the Executive does so, such violation shall not constitute Cause hereunder; or

f.  the Executive’s continuing material breach of this Agreement, except that, if such breach is curable, the Executive shall first have thirty (30) days from his receipt of such notice of such breach to cure such breach and, if the Executive does so, such breach shall not constitute Cause hereunder.

If the Company terminates the Executive’s employment for Cause, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement prior to the date of termination, any earned and accrued bonuses as provided in the Bonus Plan, and reimbursement under this Agreement for expenses incurred prior to the date of termination. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.3 Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon sixty (60) days prior written notice to the Executive. If the Company terminates the Executive’s employment without the occurrence of any of the events constituting “Cause” and the termination is not due to the Executive’s death or disability or is not a Non-Renewal, then the termination by the Company is without Cause. If the Company terminates the Executive’s employment without Cause, then the Severance Package provisions of Section 5 shall apply, and this Agreement shall otherwise terminate and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.4 Termination of Employment by the Executive for Good Reason. The Executive may terminate the Executive’s employment with the Company at any time for “Good Reason” and receive the Severance Package provisions of Section 5 if any of the following have occurred without the Executive’s written consent:

a. the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company and its subsidiaries, except that the Company shall have thirty (30) days from the date on which the Executive gives the notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder;

b. a reduction of the Annual Salary of the Executive, except that a reduction of the Executive’s Annual Salary shall not constitute Good Reason for termination if (i) the Company fully cures (including retroactively) such reduction no later than thirty (30) days from the date on which the Executive gives the Company notice that the reduction constitutes Good Reason for termination hereunder; or (ii) such reduction is made in connection with a reduction in compensation of not more than ten percent (10%) of the Executive’s Annual Salary and such reduction is made generally applicable to all senior management employees of the Company;

c. the failure by the Company to obtain an agreement in form and substance reasonably satisfactory to the Executive from any successor to the business of the Company to assume and agree to perform this Agreement;

d. the Company’s material breach of this Agreement, except that the Company shall have thirty (30) days from the date on which the Executive gives the notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder;

e.  a requirement by the Company that Executive’s work location be moved more than fifty (50) miles from the Company’s principal place of business in Orlando, Florida; or

f.  the occurrence of a change of control, which for purposes of this Agreement shall mean the sale to an independent third party or group of independent third parties of either (i) more than thirty percent (30%) of the issued and outstanding equity securities of the Company and the voting power under normal circumstances to elect a majority of the Company's Board (whether by merger, consolidation, sale or transfer of the Company’s equity securities); or (ii) all or substantially all of the Company's assets determined on a consolidated basis. For the avoidance of doubt, a change of control shall not include the Merger or any issuance by the Company of equity securities in an initial public offering.

This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.5  Termination of Employment by the Executive without Good Reason. The Executive may terminate the Executive’s employment with the Company at any time without Good Reason. If the Executive terminates his employment without the occurrence of any of the events constituting “Good Reason” and the termination is not due to the Executive’s death or disability, then the termination by the Executive is without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement or under applicable Company benefit plans prior to the date of termination, any earned and accrued bonuses as provided in the Bonus Plan, and reimbursement under this Agreement for expenses incurred prior to the date of termination. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.6  Termination upon Expiration and Non-Renewal of Agreement. The Company may terminate the Executive’s employment by Non-Renewal of the Term in accordance with the provisions of Section 1 and Section 7.6 hereof, and the Severance Package provisions of Section 5 shall apply. If the Executive terminates employment by Non-Renewal, it will be treated as a termination of employment without Good Reason. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

5.  Severance Package for Certain Terminations of Employment. The Executive shall be entitled to certain rights and shall be bound by certain obligations as described in this Section 5 (the “Severance Package”) if the Executive’s employment terminates because of the Non-Renewal by the Company of this Agreement, or if the Company terminates the Executive’s employment without Cause, or if the Executive terminates the Executive’s employment for Good Reason. For purposes of this Agreement, the “Severance Package” shall consist of all of the following rights and obligations:

a.  other than as set forth in this Section 5 generally, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement and under applicable Company benefit plans prior to the date of termination, any earned and accrued bonuses as provided in the Bonus Plan, and reimbursement under this Agreement for expenses incurred prior to the date of termination;

b.  subject to the execution of a general release of claims in favor of the Company as set forth in Attachment “B”, the Executive shall receive both:

(i) a cash payment equal to two (2) times the sum of (w) the Executive’s Annual Salary (as in effect on the effective date of such termination excluding any reduction not permitted by this Agreement) plus (x) the average of the Executive’s Annual Bonus actually earned for the two of the last three full fiscal years that would result in the highest average (“Average Annual Bonus”), payable in equal installments over the period that corresponds to the period during which the covenants provided in Section 6.2 hereof are to be applicable in accordance with the Company’s usual and customary salary payroll practices, commencing on the first payday following Executive’s termination.  (If, at the time of a termination to which this sub-subparagraph b(i) applies, at least three full fiscal years have not occurred, then to the extent necessary to calculate the Average Annual Bonus for the last three years as set forth above, the annual bonus or bonuses payable to Executive by Executive’s former employer shall be used); provided, however, that in the event the termination of employment is in connection with a Non-Renewal by the Company, such payments shall equal the sum of (y) the Executive’s Annual Salary (as in effect on the effective date of such termination excluding any reduction not permitted by this Agreement) plus (z) the Executive’s Average Annual Bonus, which together shall be payable in equal installments over a twelve (12) month period in accordance with the Company’s usual and customary salary payroll practices (and made payable to the Executive’s estate in the event that the Executive dies prior to the expiration of such period), commencing on the first payday following Executive’s termination; and provided, further, that if the covenants provided in Section 6.2 are not applicable, in a single lump sum within five (5) days of termination of employment; provided, further, that if the Executive is a “key employee” within the meaning of Internal Revenue Code of 1986, as amended, Section 409A (“Section 409A”) payments shall not commence (or be made in the case of a lump sum payment) until six months following the Executive’s separation from service to the extent necessary to avoid the imposition of the additional 20% tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six month period); and

(ii) for a period of twelve (12) months after termination of employment such continuing health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination or expiration (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) it being expressly understood and agreed that nothing in this clause (b)(ii) shall restrict the ability of the Company to generally amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements);

c.  subject to the execution of a general release of claims in favor of the Company as set forth in Attachment “B”, the Executive’s outstanding and unvested Shares (as defined in Attachment “A”) that would have vested in the calendar year employment terminates (treating the performance criteria for the year of termination as fully satisfied) shall be vested, any outstanding options to acquire shares of Company stock shall immediately be vested and shall be exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options); provided, however, that if such termination of employment occurs in connection with or on or after a change of control, all of the Executive’s outstanding awards of Shares shall immediately be vested (treating the performance criteria for the applicable year(s) as fully satisfied).

This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder except for surviving provisions of this Agreement as provided in Section 7.15.

6. Covenants of the Executive.

6.1 General Covenants of the Executive. The Executive acknowledges that (a) the principal business of the Company is the acquisition, development and ownership of interests in hotel and resort properties including full service hotels and resorts, limited service hotels, extended stay hotels and upper upscale and luxury resorts (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (b) the Company knows of a limited number of persons who have developed the Company’s Business; (c) the Company’s Business is, in part, national in scope; (d) the Executive’s work for the Company and its subsidiaries (and the predecessors of either) has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to “trade secrets,” as defined in Section 688.002(4) of the Florida Statutes, of the Company and its subsidiaries; (e) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (f) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6.

6.2 Covenant Against Competition. The covenant against competition herein described shall apply as follows:

a.  during the Term;

b.  for a period of one (1) year following a termination of the Executive’s employment by the Company for Cause, by the Company without Cause, by the Executive without Good Reason or by either party after Non-Renewal;

c.  for a period of two (2) years following a termination of the Executive’s employment by the Executive for Good Reason; or

d.  as to Section 6.2(bb) and (dd), at any time during and after the Executive’s employment with the Company and its subsidiaries (and the predecessors of either).

During the time periods for described hereinabove, the Executive covenants as follows:

aa. The Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that owns and operates hotel and resort properties, or is a real estate investment trust which owns hotel and resort properties, or in the business of providing hotel management or consulting services, and that has assets, or provides services to entities that have assets, in excess of Seven Hundred Fifty Million and No/00 Dollars ($750,000,000), and such business is in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

bb. Except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, “affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended.

cc. The Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company and its affiliates (or the predecessors of either) is or was a customer or client of the Company or any of its affiliates (or any predecessor of either).

dd. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 or 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company has the right to cease making the payments provided as part of the Severance Package in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement; and that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability of Restrictive Covenants; Jurisdictions. The Company and the Executive intend to and hereby consent to jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

7.4 Arbitration. Except with regard to Section 6, all disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

a.  Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after appointment of the third arbitrator. The decision of any two (2) or all three (3) of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, his heirs, personal representatives, and legal representatives

b.  The arbitration proceedings shall take place in Orlando, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

c.  Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (other than attorneys’ fees, which are addressed in Section 7.5 below) and of the arbitrators and the arbitration proceeding.

7.5 Attorneys’ Fees. In the event of any legal proceeding (including an arbitration proceeding) relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees and expenses incurred by the prevailing party in connection with such proceeding.

7.6 Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

a. If to the Company, to:

CNL Hotels & Resorts, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Chairman (James M. Seneff, Jr.)
Facsimile: (407) 650-1011

with a copy in either case to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Judith D. Fryer, Esq.
Facsimile: (212) 805-9330

b. If to the Executive, to:

Marcel Verbaas
6148 Blakeford Drive
Windermere, FL 34786
Fascimile: (407) 650-1085

with a copy in either case to:

Baker & Hostetler LLP
SunTrust Center
200 South Orange Avenue, Suite 2300
Orlando, Florida 32801
Attention: G. Thomas Ball, Esq.
Facsimile: (407) 841-0168

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.7 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. If the Executive is terminated without Cause or is terminated due to a Non-Renewal of this Agreement by the Company, the Company hereby waives, as to the Executive only, the no-hire provision in the Merger Agreement.

7.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.10 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

7.11 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of Shares, the Company shall have the right to require such payments from the Executive or withhold such amounts from other payments due to the Executive from the Company or any affiliate, or to withhold Shares that would otherwise have been issued to the Executive. The Executive shall have the right to elect, in his discretion, the manner in which such payments shall be made or withheld. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.12 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.14 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.15 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 3.7, 4, 5, 6, 7.3, 7.4, 7.5, 7.11, 7.12, 7.18, 7.19 and 7.21 and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 4, 5, 6, 7.3, 7.4, 7.11, and 7.12) shall survive the termination of this Agreement and any termination of the Executive’s employment hereunder.

7.16 Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.17 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.18 Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.18) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 7.18 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

7.19 Company’s Repurchase of Certain Shares. At the Excutive’s option, exercisable at any time within twelve (12) months after the date Shares (as defined in Attachment “A”) (including any additional shares of the Company’s Common Stock then owned by the Executive and attributable to such Shares as a result of a stock dividend, stock-split, or recapitalization of the Company) are includible in Executive’s taxable income, the Company shall purchase from the Executive an amount of shares of the Company’s Stock then owned by the Executive sufficient to pay the difference between the income tax attributable to the inclusion of the value of such Shares in Executive’s taxable income and the amount previously withheld (“Put Right”); provided, however, that such Put Right shall not be exercisable with regard to any shares of the Company’s Stock the repurchase of which would result in an accounting charge to the Company. The Executive’s Put Right shall be exercisable at the fair market value of the shares as of the date such Put Right is exercised (the “Purchase Price”) as determined in good faith by the Company. Unless the Company and the Executive shall mutually agree upon other terms, the Purchase Price shall be paid in cash or other readily available funds, to be paid to the Executive thirty (30) days from the date that the Executive elects to exercise his Put Right. If the shares Company Common Stock are listed on an established national or regional stock exchange or are admitted to quotation on The Nasdaq Stock Market, Inc., or are publicly traded in an established securities market, the foregoing Put Right shall terminate as of the first date that the shares of Common Stock are so listed, quoted or publicly traded.

7.20 Effective Date. The Effective Date shall be the Effective Time (as such term is defined in the Merger Agreement).

7.21 Indemnification. Subject to the Company’s Articles of Incorporation and Bylaws, the Company shall indemnify the Executive with respect to his performance of services hereunder on the Company’s and its affiliates’ behalf, to the fullest extent allowed under the laws of the State of Florida, and if such is held not to be applicable, then to the fullest extent allowed under the laws of the state of the Company’s incorporation.

IN WITNESS WHEREOF, the parties hereto have signed their names to this Employment Agreement as of the day and year set forth below.

COMPANY:
CNL HOTELS & RESORTS, INC., a Maryland corporation:

Date: June 15, 2006	By:	/s/ Thomas J. Hutchison III
Name: Thomas J. Hutchison III
Title: CEO

EXECUTIVE:

Date: June 15, 2006	By:	/s/ Marcel Verbaas
Name: Marcel Verbaas
Title: Marcel Verbaas

MARCEL VERBAAS
EMPLOYMENT AGREEMENT

ATTACHMENT “A”

A. BONUS COMPENSATION

1. Annual Bonus Compensation. Executive shall be eligible to participate in the Bonus Plan during the term of this Agreement. Executive’s bonus will be subject to Executive’s achievement of performance criteria established annually by the Compensation Committee:

1.1.  For Threshold level, Executive shall receive 50% of his Annual Salary as bonus compensation;

1.2. For Target level, Executive shall receive 75% of his Annual Salary as bonus compensation; and

1.3. For Maximum level, Executive shall receive 100% of his Annual Salary as bonus compensation.

For purpose of the Annual Bonus, Annual Salary means the Annual Salary paid the Executive during the calendar or portion of the calendar year covered by the bonus. Any bonus compensation in excess of 100% of Executive’s Annual Salary may be paid, in whole or in part, at the option of the Executive, in shares of the Company’s common stock. Executive’s performance criteria shall be established annually by the Compensation Committee. For each fiscal year, Executive’s bonus, if any, will be paid to Executive in a lump sum on or before seventy five (75) days after the end of such fiscal year.

2. Withholding. All amounts payable to Executive hereunder shall be subject to all required federal, state or local income tax or other withholding by the Company.

B. OTHER BENEFITS AND PAYMENTS

3.  Shares. Subject to the Company’s 2004 Omnibus Long-Term Incentive Plan, as an incentive bonus, shares of the Company’s common stock (“Shares”) shall be granted to the Executive in accordance with the following provisions:

3.1. A total of twenty-one thousand six hundred (21,600) Shares shall be granted in the form of stock units which shall vest in four equal installments on each of December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009, if Executive then remains in service to the Company. The shares related to the vested stock units shall be delivered to the Executive when vested.

3.2 A total of ninety-eight thousand four hundred (98,400) Shares shall be granted in the form of stock units which shall be subject to vesting based on the achievement of performance criteria over partial year, annual and cumulative performance periods starting December 31, 2006 and ending on the last day of each calendar year through December 31, 2009, as determined by the Compensation Committee and the shares related to the vested stock units shall be delivered to the Executive when vested or, to the extent vested, on an earlier termination of employment.

3.3 Delivery of shares of Company common stock subject to the stock units shall be delayed six months if such delivery is made in connection with the Executive’s separation from service and such delay is necessary to avoid the 20% additional tax imposed by Section 409A. In the event share delivery is delayed, at the same time the Shares are delivered, the Executive shall receive an amount equal to the dividend(s) that would be payable on the number of Shares subject to the delayed delivery if the record date of such dividend(s) is after the date of the Executive’s separation from service and prior to the delivery of the shares to the Executive.

MARCEL VERBAAS
EMPLOYMENT AGREEMENT

ATTACHMENT “B”

General Release of Claims If Executive Is 40 Years-Old or Older on the Date of Execution

Consistent with Section 5 of the Employment Agreement dated _______ __, 2006 between me and CNL Hotels & Resorts Inc. (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Package set forth in Sections 5(b) and 5(c) of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge CNL Hotels & Resorts Inc. and its affiliated entities (as defined in the Employment Agreement), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by CNL Hotels & Resorts Inc., the Employment Agreement, the termination of my employment with CNL Hotels & Resorts Inc., or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any (a) right to indemnification that I may otherwise have, (b) right to Annual Salary and benefits under applicable benefit plans that are earned and accrued but unpaid as of the date of my signing this General Release, (c) right to reimbursement for business expenses incurred and not reimbursed as of the date of my signing this General Release, (d) right to any bonus payment(s) under the Bonus Plan that are earned and accrued for the most recent completed calendar year for which a bonus payment has not then been paid as of the date of my signing this General Release, or (e) claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against CNL Hotels & Resorts Inc. or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

Except as otherwise expressly provided above, this General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any comparable Florida law, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against CNL Hotels & Resorts or the persons released herein.

I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by CNL Hotels & Resorts Inc. to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform CNL Hotels & Resorts Inc. by delivering a written notice of revocation to CNL Hotels & Resorts Inc.’s Director of Human Resources, ________________________, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety and CNL Hotels & Resorts Inc. shall be relieved of all obligations to make the portion of the Severance Package described in Section 5(b) and (c) of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

[Form of Agreement Only - Do No Execute]
_____________________________  ______________________________
Marcel Verbaas    Date